Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-21277 on Form S-8 of our reported dated June 20, 2011, related to the financial statements and financial statement schedule of Snap-on Incorporated 401(k) Savings Plan included in this Annual Report Form 11-K of Snap-on Incorporated 401(k) Savings Plan for the year ended December 31, 2010.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 20, 2011